Exhibit 8.1

List of Principal Subsidiaries and Consolidated Variable Interest Entity

Subsidiary	Place of Incorporation

HongKong Walnut Street Limited	Hong Kong

Hangzhou Weimi Network Technology Co., Ltd.	Mainland China

Shenzhen Qianhai Xinzhijiang Information Technology Co., Ltd.	Mainland China

Radiance Sea Investment Limited	British Virgin Islands

Radiance Sea Group Limited	Cayman Islands

Radiance Sea Hong Kong Limited	Hong Kong

Pinduoduo Investment Limited*	British Virgin Islands

Elementary Technology Limited	British Virgin Islands

Elementary Innovation Pte. Ltd.	Singapore

Whaleco Technology Limited	Ireland

Whaleco Inc.	Delaware

Whaleco Services, LLC	Delaware

Consolidated Variable Interest Entity	Place of Incorporation

Hangzhou Aimi Network Technology Co., Ltd.	Mainland China

Subsidiary of Consolidated Variable Interest Entity	Place of Incorporation

Shanghai Xunmeng Information Technology Co., Ltd.	Mainland China

* Pinduoduo Investment Limited is the immediate parent company of 9 wholly owned subsidiaries, whose names have been omitted in reliance on Instruction 8 of the exhibit requirements set forth in Form 20-F. Pinduoduo Investment Limited and its subsidiaries are engaged in investment activities outside the United States.